Exhibit 10.26

INDENTURE OF LEASE

THIS INDENTURE OF LEASE is made in Bangalore on this First Day of October Two Thousand Eighteen (01/10/2018) by and

BETWEEN

INFORMATION TECHNOLOGY PARK LIMITED, a Company incorporated under the Companies Act, 1956, having its Registered Office at 3rd Floor, Discoverer Building, International Tech Park, Whitefield Road, Bangalore 560 066 hereinafter called “ITPL” (which expression shall unless repugnant to the context or meaning thereof be deemed to include its successors in business and assigns) of the One Part, represented by its Authorized Signatory Mr. Anirban Choudhury;

AND

ACHRONIX SEMICONDUCTORS INDIA PVT LTD., a Company incorporated under the Companies Act, 1956, having its Registered Office at Unit No 7B & 8, 5th Floor, Creator Building, Bangalore — 560 066, hereinafter called “Lessee” (which expression shall unless repugnant to the context or meaning thereof be deemed to include its successors in business and assigns) of the One Part, represented by its Authorized Signatory Ms. Uma Louis;

ITPL and Lessee are individually referred to as “Party” and collectively as “Parties”

Department of Stamps and Registration

WHEREAS

1.	Karnataka Industrial Areas Development Board (hereinafter referred to as KIADB) transferred and assured unto Information Technology Park Limited, the land measuring about 68 acres 20 guntas with the structures and buildings thereon comprised in a portion of Survey Numbers 80, 83, 85, 86 in Sadarmangala Village and Survey Numbers 110/1, 110/2, 111/2, 113/1, 113/2, 114/1, 114/3A, 114/3B, 115/1, 115/2, 115/3, 116, 117, 118 & 119 and 114/B in Pattandur Agrahara Village, Krishnarajapuram Hobli, Bangalore Urban, which is more fully described in SCHEDULE A vide

i)	Sale Deed No. 8857 of 97-98 dated 28.11.1997 registered in the Office of Sub-Registrar, Krishnarajapura, Bangalore and

ii)	Sale Deed No. 20192 of 2004-05 dated 01.12.1999 registered in the Office of Sub-Registrar, Krishnarajapura, Bangalore, granting freehold title to ITPL.

2.	In accordance with the various permissions, ITPL has developed the said land by constructing on the said land inter alia several multi-storied buildings consisting of Office, Production, Commercial and Residential Units (hereinafter referred to as “the said buildings’) the entire development intended to be used for Electronics, Information Technology, Telecommunication, IT Enabled Services and other allied activities.

3.	The Lessee being a IT /ITES entity is eligible for allotment of a Unit in the International Tech Park Bangalore and having evinced an interest in acquiring by way of Lease the Office Unit described in clause 1 herein below and ITPL is agreeable to lease such Office Unit to the Lessee.

4.	The Parties are now desirous of entering into this Indenture setting out the terms and conditions on which the Office Unit is to be taken on lease by the Lessee.

NOW THIS INDENTURE WITNESSETH AND IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:

1.0	UNIT DESCRIPTION:

1.1	Unit No.7B & 8,5th Floor, Creator Building, measuring 9486.56 Sq.Ft SBA (Super Built up Area) situated at, ITPB, Whitefield Road, Bangalore - 560 066 and more fully described and demarcated on the floor plan annexed hereto as ANNEXURE 1 and shown surrounded by a red color boundary line.

2.0	USAGE:

2.1	The Lessee shall use the Unit only for the purpose of IT/ITES and shall not use the same for any other purpose without the prior written consent of ITPL.

2.2	ITPL may, if it deems fit and subject to such terms and conditions as may be specified in writing, allow the change of or carrying on of additional activities, provided that the same are permitted as per the permissions granted to ITPL by Government bodies/authorities in connection with the IT Park,

2.3	The Lessee undertakes and represents that it has obtained all necessary permissions and approvals as required, to carry out its activities in the Unit and is legally competent to enter into this Indenture and shall be solely responsible and liable for the same.

3.	TENURE, RENT FREE PERIOD & LOCK-IN-PERIOD:

3.1	The Lease shall be for a fixed term of Three (3) years. The lease shall commence on 01st October, 2018 (Lease Commencement Date) and expires on 30th September, 2021.

3.2	The Lease shall be subject to a Lock-in Period of Two (2) years including 6 months’ notice period, commencing from the lease commencement date implying that the Lessee must give termination notice of six months at the expiry of 18 months. The Lessee shall give 6 months’ notice to terminate the indenture after the Lock-in Period. If the Lessee terminates the Indenture during the Lock-in-Period, the Lessee undertakes to pay an amount equivalent to the rental and Operation & Maintenance charges for the remaining period of the lock in period or six months’ notice period whichever is higher.

3.3	The Lease shall be renewed on mutually agreeable terms to both the parties. The Lessee shall issue a written notice to ITPL of its intention to renew at least 180 days prior to the expiration of the lease term. In the absence of such intimation, ITPL, at its option can proceed to market the space to other prospective clients and extension of lease in such case will not be considered. Such renewed leases shall be duly stamped and registered, if required, in the jurisdictional Office of the Sub Registrar.

3.4	It is also clarified that Lessee shall handover vacant, reinstated and de-bonded (if applicable) possession of the Unit after Six (6) months’ notice failing which holding over charges are applicable as per Holding Over Charges Clause.

4.	SPECIFICATIONS:

4.1	The specifications of the Unit are enclosed at ANNEXURE-3.

5.	CONSIDERATION :

5.1	Rental: The Lessee shall pay the monthly lease rentals in the following manner :

a.	Rs. 5,21,761/ * per month for the Unit at the rate of Rs.55/- per square foot per month from 1st October, 2018 to 30th September, 2019,

b.	Rs. 5,47,849/-* per month for the Unit at the rate of Rs.57.75/- per sft (SBA) per square foot per month from 1st October, 2019 to 30th September, 2020,

c.	Rs. 5,75,265/-* per month for the Unit at the rate of Rs.60.64/- per sft (SBA) per square foot per month from 1st October, 2020 to 30th September, 2021

d.	The rental is payable every month in advance on or before the 5th day of the month. The invoice to be provided by ITPL to the Lessee with regard to the payment of Rent shall not be a pre-condition to such payment of Rent by the Lessee. In the event of any dispute in the invoice raised by ITPL, the Lessee shall make the payment as per the invoice and the disputed amount shall be adjusted through a debit/credit note after reconciliation of accounts.

5.2	Security deposit: The Lessee had deposited an interest free refundable security deposit amounting to Rs.62,61,130/- (Rupees Sixty two lakhs sixty one thousand one hundred and thirty only). From on 2nd year of lease tenure the Lessee shall pay an additional top-up deposit annually based on the rental escalation. At the start of 2nd Year of the lease tenure, the lessee shall deposit an amount of Rs.3,13,058/- (Rupees Three Lakhs Thirteen Thousand and Fifty Eight only) as additional top-up deposit and at the start of 3rd year of the lease tenure the lessee shall deposit an amount of Rs.3,28,992/-(Rupees Three Lakhs Twenty Eight Thousand Nine Hundred and Ninety Two only) as additional top-up deposit, as and by way of security for the due observance and compliance of terms and conditions of this Indenture. The Lessor hereby acknowledges and confirms receipt of the said deposit. The amount of such deposit shall be as mentioned in ANNEXURE — 2. The Security Deposit shall be returned to the Lessee after handing over the vacant, de-bonded, reinstated and peaceful possession of the Unit by the Lessee, subject to deduction of such sum as may be due and owing by the Lessee to ITPL under this Indenture including any dues to the unit. The Security deposit shall be returned by ITPL to the Lessee, within a period of 14 working days after handing over vacant, reinstated and de-bonded possession of the Unit.

5.3	ITPL shall forfeit the Security Deposit paid until such time, in case the Lessee withdraws any time before the Lease Commencement Date.

5.4	Late payment: ITPL shall be entitled to charge interest at the rate 2% per month or part thereof on all delayed payments under the terms of these presents, from the date the said amount is payable by the Lessee, till the date of payment of the said amount.

5.5	Stamp duty and Others: The Lessee shall pay stamp duty, registration charges and other costs and expenses incidental to the registration of this Indenture of Lease.

5.6	Payment Date: The rent shall be payable in advance without any deduction on or before the 5th day of every month. The rental for the first month from the date of lease commencement shall be payable in advance on a pro-rata basis for the remaining part of the month. All other amounts towards payment of electricity etc shall be paid within a period of 7 days from the date of billing.

5.7	Services Agreement : The Lessee shall enter into a separate Services Agreement with the ITPL or its assignee(s) in relation to the operation and maintenance of the common areas and the use of the car park.

6.	TERMINATION:

6.1	ITPL shall be entitled to terminate the lease in the event the Lessee commits any breach beyond by issuing a 30 days notice period in writing.

6.2	In the event the rent and the amounts payable as provided in these presents and any increase therein, shall be in arrears for the period of 30 days after becoming due, or if the Lessee fails to observe and perform any of the covenants, terms and conditions, it shall be lawful for ITPL to take legal recourse. The liability to pay interest on delayed payments shall not affect ITPL’s right to terminate these presents or any other legal right that may accrue to ITPL as a result of such breach by the Lessee, including the right to claim damages. A failure by the Lessee to make payment of the amounts on the dates they are due, will be considered as breach of this Indenture and the consequences provided upon such breach shall follow.

6.3	ITPL shall give a 30 days notice in writing to the Lessee before exercising the legal recourse. The notice shall require the Lessee to pay the amounts payable as provided in these presents or to make good the breach of the terms and conditions in respect of which the aforesaid right is intended to be exercised by ITPL and the failure by the Lessee to do so within 30 days from the date of receipt of such notice shall constitute a breach.

7.	LESSEE’S RIGHTS AND COVENANTS:

The Lessee shall:

7.1	Be entitled, including its employees/ assigns, to the use of the lifts, entrances, staircases, corridors passages, common areas and access to the building for the purpose of ingress and egress to and from the said Unit, 24 hours a day and for the entire duration of the lease without any interruption or interference.

7.2	Upon the Lessee paying the rent and the amounts as provided in these presents and observing and performing the terms and conditions of these presents, the Lessee shall during the said Term, be entitled to quietly enjoy the said Unit, common areas without any interruption by ITPL or any person or persons claiming by from and under or in trust for it.

7.3	Maintain the Unit at the Lessee’s own cost in good and tenantable repair and condition from the date the possession of the Unit has been taken and shall not do or suffer to be done anything in or to the building in which the Unit is situated. The Lessee shall not trespass / acquire into the common areas in any manner without the prior written approval of the Lessor for business purposes or which may be against the rules and regulations of the local body or authority.

7.4	Not change/alter or make addition in or to the building in which the Unit is situated or in the Unit itself without the prior written consent of ITPL.

7.5	Not demolish or cause to be demolished the Unit or any part thereof nor cause any alteration in the elevation and outside colour scheme of the building in which the Unit is situated.

7.6	In the event of committing any act in contravention of the above provision, the Lessee shall be responsible and liable for the consequences thereof to the concerned local authority and/or other public authority and also under these presents.

7.7	In the event of generating any e-waste the Licensee shall be responsible to dispose all e-waste as per the statutory requirements and norms

7.8	Observe the terms and conditions of this Indenture of Lease and the provisions of the Bye-laws which are subject to change from time to time at the discretion of ITPL and otherwise abide by all such directions of ITPL and the management of the IT Park for administration and regulation of the IT Park.

7.9	Perform and observe all the obligations which the Lessee of the Unit may be liable to perform or observe during the tenure of the Lease.

7.10	In the event the Unit is bonded with Software Technology Parks of India/Customs/Appropriate Authority, it shall be the Lessee’s sole responsibility to de-bond the Unit and furnish the necessary Certificate to ITPL, prior to handing back the reinstated vacant possession of the Unit.

7.11	Lease Tax, Lease duties, cess, GST, surcharge pertaining to this Lease Deed (except for property tax), as may be applicable at any point of time during the lease tenure, shall be borne by the Lessee and shall be legally liable for such payment. The Lessee shall keep ITPL fully indemnified against the payment of any of the duties as specified in this clause payable by the Lessee during the Lease Term.

7.12	As part of ITPL’s endeavor to conserve natural resources, the recycled and treated water (grey water) from the Sewage Treatment Plant is used for irrigation of landscapes and for flushing purposes in the toilets. This treated water undergoes all required treatment and is regularly monitored and checked at ITPL’s plant to be fit for flushing usage and is used only for flushing of water closets and urinals. ITPL has taken all precautions to ensure that the storage and distribution system for both grey water and raw water are independent of each other. The pipelines carrying grey water and raw water have been painted in green and blue colour respectively for easy identification, grey water will be utilised only for flushing of water closets and urinals and raw water will be utilised for all other usages like at wash basins and health faucets.

7.13	ITPL has informed and appraised its service providers of the use of grey water and has advised them to take enough precaution about the usage of the same. The Lessee shall intimate their employees and its Service Providers about usage of grey water for flushing of water closets and urinals and advise them not to use the same for any other purpose other than the usage mentioned above.

7.14	The Lessee shall not trespass into or acquire the common areas in any manner without the prior written approval of ITPL for business purposes or any other purposes other than the space in the Unit. In the event of any such trespass, ITPL shall without any notice to the Lessee, confiscate those items.

8.	ITPL’S RIGHTS AND COVENANTS:

8.1	ITPL shall always be entitled to the balance Floor Area Ratio (FAR) in respect of the land on which the Unit is situated and the Lessee shall not have any interest in the same. In the event of the Floor Area Ratio (FAR) being increased or made transferable, development rights or the equivalent being available in respect of or on the said land, the same shall be for the benefit of ITPL. However, ITPL shall ensure that any such rights shall not affect the leasehold rights or business of the Lessee.

8.2	ITPL shall be entitled to make additions, raise storeys, construct additional blocks or structures as may be permitted and the same shall be the property of ITPL, which shall be free to dispose off the same and the Lessee shall not be entitled to object to such construction or disposition as long as it does not affect the leasehold rights or business of the Lessee.

8.3	In the event of the Lessee failing to make any payment, ITPL shall be entitled to cease to provide the services set out in the Services Agreement and shall also be entitled to disconnect the electricity supply to the Lessee. However, ITPL would have to serve a fifteen (15) days written notice on the Lessee before disconnecting the services provided to the Unit.

8.4	In the event of any default in payment of the above mentioned amounts and in the event the Lessee makes partial payments towards actual amounts outstanding, the amounts received shall be allocated as per ITPL’s discretion towards settlement/adjustment of various bills and it shall be ITPL’s prerogative to allocate the said amounts towards earlier bills.

8.5	The entire IT Park including the said land, the buildings constructed thereon, the Facilities and Services, open spaces, Common Areas and Common Amenities and the specialized and distinctive services provided in the IT Park shall be controlled, maintained and managed by ITPL alone.

8.6	ITPL shall be entitled to lease, license, agree to lease, or sell other Units in the IT Park subject to such terms and conditions as ITPL may think fit and neither the Lessee nor the persons deriving title under the Lessee shall have the benefit of the right to enforce or to have enforced or to prevent the release or modification of any covenant, agreement or conditions entered into by the present or future tenant. ITPL shall ensure that any such activity does not affect the rights and business of the Lessee either directly or indirectly in any manner whatsoever.

8.7	If the Lessee fails to observe any law, direction, order, notice or requirements of any Government or public body or Authority, ITPL may in its sole discretion perform the same and all expenses and costs incurred thereby shall be recoverable from the Lessee by ITPL.

8.8	ITPL shall not be liable to the Lessee for any loss, damage or inconvenience caused directly or indirectly.

8.9	ITPL shall be entitled to transfer, mortgage or dispose of its interest in the said Unit, provided that the same does not affect or prejudice the rights created in favour of the Lessee and the Lessee shall not be entitled to object to the same.

8.10	ITPL shall have free ingress egress to the Unit to inspect by giving prior 24 hours prior notice to the Lessee.

8.11	Holding Over Charges - If on or after expiry or early termination of the term of the Lease, Lessee fails to hand-over the vacant and peaceful possession of the Unit to the ITPL, the Lessee in that event shall be liable to pay a monthly holding over charge equivalent to double the amount of operation and maintenance charges paid and the rent paid for the previous month in lieu of then prevailing Base Rent for the period it remains in possession of the Unit. ITPL shall however be entitled to avail its legal rights qua the Unit against the Lessee irrespective of the payment of Holding over charges and such payment shall not entail any right, whatsoever to the Lessee, over the Unit.

9.	DISPUTE RESOLUTION / ARBITRATION:

If any dispute, controversy or claim between the Parties arises out of or in connection with this Agreement, including the breach, termination or invalidity thereof (“Dispute”), the Parties shall use all reasonable endeavours to negotiate with a view to resolving the Dispute amicably. if the Parties are unable to resolve the Dispute amicably within 30 days of service of notice relating to the Dispute, then the Dispute shall be referred to a single arbitrator appointed by both the parties and shall be resolved by arbitration in accordance with the rules of the India laws under Indian Arbitration and conciliation Act 1996 prevailing at the time. Arbitration shall be in English. The venue of arbitration shall be Bangalore and the Arbitration shall be subject to the exclusive jurisdiction of the Courts at Bangalore.

10.	INSURANCE

10.1	The Lessee shall take out comprehensive third party insurance with respect to the Unit covering any act or omission by the Lessee and the Lessee shall pay the premium in respect of such insurance.

10.2	The Lessee shall take sufficient and adequate insurance cover with respect to the Unit and its assets and the Lessee hereby indemnifies ITPL against all claims made as the result of such act or omission by the Lessee.

11.	INDEMNITY

11.1	Either party under all circumstances fully and effectually and effectively indemnifies the other party against any and all claims, losses, injuries, liabilities, costs, expenses, damages, actions or proceedings whatsoever which may be made or taken against the other party by any person or which may be suffered by the other party arising out of any action or non action, accident or otherwise, or by any reason of the either party’s operations and use of the Unit and the various facilities.

12.	FORCE MAJEURE

12.1	Notwithstanding anything to the contrary, in case of any violence, civil commotion, tempest, flood, earthquake, or any inevitable accident or any act causing damage to the Unit or the Building housing the Unit, or in the event of the Unit or the Building housing the Unit or any part thereof is sealed or prohibited to be used by any municipal / governmental/ judicial/ quasi-judicial or local authority resulting in the Lessee, being unable to use and enjoy the Unit for its business for a continuous period of 30 days and the same not being rectified by the ITPL within 30 days of the same arising, the Lessee shall be entitled to terminate this Lease, without penalty, by giving fifteen (15) days written notice to the ITPL without assigning any reason thereof. This clause is applicable even during the lock in period.

13.	SUBLEASE, ASSIGNMENT AND TRANSFER OF RIGHT

13.1	The LESSEE undertakes not to: (a) sublease the Unit; (b) confer on anyone any interest it may have hereto; (c) enter directly or indirectly into any Agreement or agreement with any third person, association or corporation in joint venture, partnership or corporation, business of any kind whatsoever, whereby said third party will be allowed to occupy and transact business in the Unit under any capacity or guise whatsoever, without the prior written consent and approval of ITPL.

13.2	The Lessee shall not assign, directly or indirectly, all or part of its rights or obligations under this Deed without the prior written consent of ITPL. Any attempt to assign or transfer any of the rights, duties or obligations without the consent of ITPL hereunder is void.

14.	NON-WAIVER

14.1	The failure of a Party to insist in one or more instances upon the strict performance of any of the covenants and conditions of this Lease, or to exercise any right or option herein contained, shall not be construed as a waiver of any covenant, condition or option, but the same shall continue in full force and effect. The acceptance by ITPL of arrears in rent or any other monetary obligation of the Lessee in this Agreement, or extension of time of payment thereof or waiver of ITPL of any provision of this Agreement at any time shall not be deemed a waiver by ITPL of any breach by the Lessee of any other covenant or condition herein provided or any future breach thereof. Silence on the part of a Party shall not be considered as condonation or waiver of any breach or default by the other Party of any covenant or condition herein provided. No waiver shall be deemed to have been made by any Party unless reduced in writing.

15.	ENTIRE AGREEMENT

15.1	This Agreement, including the Annexes and Schedules hereof, constitutes the complete understanding between the Parties with respect to the subject matter hereof and supersedes any prior expression of intent, representation or warranty with respect to this transaction. This Agreement may be amended but only with an instrument in writing signed by the Parties.

16.	NOTICES:

16.1	All notices, to be served on either of the parties as contemplated by these presents and the Bye laws shall be deemed to have been duly served if sent to the party, by Registered Post A.D./Under Certificate of Posting/Facsimile/hand-delivery at the respective addresses specified below:

The Lessee:
Achronix Semiconductors India Pvt. Ltd.
Unit No 7B & 8, 5th Floor, Creator Building
Bangalore — 560 066

ITPL:
Information Technology Park Ltd.
3rd Floor Discoverer Building,
International Tech Park, Bangalore
Whitefield Road, Bangalore 560 066

17.	GOVERNING LAW:

17.1	This Indenture and the Bye laws shall in all respects be governed by the laws of India. The Courts of Bangalore, Karnataka shall have exclusive jurisdiction over all disputes with respect to this agreement.

18.	GENERAL:

18.1	Words used in this Indenture will have the same meaning assigned to them in the said Bye Laws unless the context thereof requires to the contrary.

18.2	The terms and conditions laid down in the Bye-laws for the time being and from time to time in force are supplemental to those laid down herein and are for the purpose of carrying into effect the general terms of these presents.

18.3	Lessee Represents that ;

Anti-Corruption Laws

Neither the Lessee nor any director or officer associated with or acting on behalf of the Lessee has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or violated or is in violation of any provision of the Anti-Corruption Laws.

“Anti-Corruption Laws” means all statutes, enactments, by-laws, rules, regulations, notifications, circulars, case-law, orders, ordinances, guidelines, policies, directions and judgments of any Government Authority, in relation to anti-corruption issued, administered or enforceable against the Lessee.

Anti-Money Laundering Laws

The operations of the Lessee are and have been conducted at all times in compliance with Anti-Money Laundering Laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Lessee with respect to Anti-Money Laundering Laws is pending and no such actions, suits or proceedings are threatened or contemplated.

“Anti-Money Laundering Laws” means Prevention of Money Laundering Act, 2002 and as amended from time to time and includes all applicable financial recordkeeping and reporting requirements and any related rules, regulations or guidelines, which in each case are issued, administered or enforced by any Government Authority having jurisdiction over the Consultant, or to which the Lessee is subject.

18.4	Whistle-Blower Policy :

ITPL believes in the conduct of the affairs of its constituents in a fair and transparent manner by adopting highest standards of professionalism, honesty, integrity and ethical behavior. Anyone aggrieved or coming to know of an alleged act that constitutes an improper or unethical activity or conduct by any of our employees can report the same for further investigation and inquiry using the following whistleblowing channels:

a.	The Chairman at wb-itpl@ascendas-singbridge.com or

b.	Head, Internal Audit of Ascendas-Singbridge (ASB); or

c.	The ASB Audit Committee via e-mail to wb-asb@ascendas-singbridge.com; or

d.	Deloitte’s ASB Vigilant hotline: Singapore: 800-852-3874 India: 000-800-100-4390 or

e.	online at www.ascendas-singbridge.com/ASBvigilant or

f.	Additional channel of reporting- wb-aitrust@ascendas-singbridge.com

Your report will be received and will be handled confidentially, to the extent permitted by law and consistent with the Company’s requirements to investigate and address the reported conduct.

However, upon investigation, if a complaint is found to be frivolous or made with unsubstantiated allegations, the complainant and/or its associate companies / firms may be barred from participating in any tender process or RFQs floated by ITPL or its affiliates for a limited period of time at the discretion of ITPL.

SCHEDULE A

All that piece and parcel of land comprised in Sub Plot No. 111/1, Survey No. 80, 83, 85, 86, 113/1, 113/2, 114/1, 114/3B, 117, 118 & 119 admeasuring 26 Acres 2.88 Guntas (105512 sqmts), land comprised in Sub Plot No. 3, Survey No. 80, 83 & 86 admeasuring 9 Acres 26.34 Guntas (39085 sqmts) and Sub Plot No. 2, 4, 5, 6 & 7, Survey No. 80, 83, 85, 113/1, 113/2, 114/1, 114/3A, 114/3B, 116, 117, 118 & 119 admeasuring 20 Acres 34.78 Guntas (84448 sqmts) Survey No. 110/1, 110/2, 111/2,115/1,115/2 & 115/3 admeasuring 11 Acres 36 Guntas (48168 sqmts) and totally measuring 68 Acres 20 Guntas (2,77,213 sqmts) in the Industrial Area within the limits of PattandurAgrahara Village, Sadarmangala, KrishnarajapuramHobli, Bangalore Urban, Karnataka.

On or towards North by	Whitefield Road
On or towards South by	Sy No. 124 and Tank Bed.
On or towards East by	Private Land and Brigades TechPark
On or towards West	Road leading to Pattandur Agrahara in SyNos of 85 and 86 of Sadarmangala Village.

SCHEDULE B
(Area leased under this indenture)

All that piece and parcel of land comprised in Plot No.111/1 which comprises of Survey No. 80 in Sadarmangala Village and Survey Nos.113/1,113/2,114/1 and 114/38 at Pattandur Agrahara Village, Krishnarajapuram Hobli, Bangalore South, within the Schedule A property and Building constructed thereon and named as ‘Creator’ bearing Khatha No. 356/228 and bounded on the

On or towards East by	:	Road
On or towards West by	:	Innovator Building.
On or towards North by	:	Discoverer building and open property.
On or towards South by	:	Open Space and Bus Bay

Unit No.7B & 8, 5th Floor, Creator Building, measuring 9486.56 Sq.Ft SBA (Super Built up Area) situated at, ITPB, Whitefield Road, Bangalore - 560 066

IN WITNESS WHEREOF the parties hereto have hereunto set their hands and seal on the day, month and year first hereinabove written.

for INFORMATION TECHNOLOGY PARK LIMITED	for ACHRONIX SEMICONDUCTORS INDIA PRIVATE LIMITED

/s/ Siddanagoud Patil	/s/ Uma Louis
Authorized Signatory	Authorized Signatory

ANNEXURE 2

Lessee	Achronix Semiconductors India Pvt Ltd.
Location	Creator Building
Unit	Unit No.7B & 8 at 5th Floor
Area in Sq Feet	9486.56 Sq.ft Super Built Up Area
Rent Per sq.ft. in Rs. Per Month	As per clause 5 above c
Lease Tenure	01.10.2018 to 30.Q4.2021
Total Security Deposit Paid	Rs.62,61,130/- PLUS additional top-up deposits as per clause 5.2

For Information Technology Park Ltd.	For Achronix Semiconductors India Pvt Ltd.

/s/ Siddanagoud Patil	/s/ Uma Louis
Authorized Signatory	Authorized Signatory

ANNEXURE-3

INTERNATIONAL TECH PARK, BANGALORE
BUILDING SPECIFICATIONS FOR CREATOR BUILDING

1.1           Structure

Cast insitu post-tensioned beams and precast Holocor slabs finished with screed is provided for the Offices (Creator) Blocks. Reinforced concrete walls are provided in the service lift and staircase areas

1.2	Floor Loading, Ceiling Heights and Column Grids

Creator

SI. no.	Level	Floor Loading in KN/M2	Ceiling Height in Metres		Column Grid in Metres
1.2.3.1			Below Slab	Below Beam
1.2.3.2	Upper Ground Floor	12.5	4.56	4.06	12x12
1.2.3.3	First Floor	7.5	3.57	3.08	12x12
1.2.3.4	Second Floor	7.5	3.53	3.06	12x12
1.2.3.5	Third Floor	7.5	3.54	3.02	12x12
1.2.3.6	Fourth Floor	7.5	3.50	3.03	12x12
1.2.3.7	Fifth Floor	7.5	4.71	4.07	12x12

1.3          External Walls

1.3.1	Granite cladding for the bottom three levels in modern dry fixing method.

1.3.2	Aluminium cladding with fluorocarbon coating and heat strengthened solar reflective glazing for the curtain wall system.

1.3.3	Rear facade of Creator is of block work with plaster.

1.4          Floor Finishes

1.4.1	Production Space (Creator)	:	Structural screed with non-metallic hardener

1.4.2	Passenger lift Lobbies	:	Vitrified Homogeneous glazed tiles with granite borders

1.4.3	Toilets	:	Vitrified Homogeneous ceramic tiles (Non slip)

1.5          Internal Walls

1.5.1	Between Creator and Innovator	:	Tenancy separation walls from Upper Ground Floor to 5th Floor Level made up of block work plaster and paint.

1.5.2	Passenger Lift Lobbies	:	RC wall with tiles finish

1.5.3	Cargo Lift Lobbies	:	RC wall with plaster and paint

1.5.4	Toilets	:	Block work with tiles finish

1.5.5	Partition Walls	:	72 mm studs with 15 mm GRG (Glass Reinforced Gypsum) Boards on either side.

1.6          Ceiling

1.6.1	Production (Creator)	:	No false ceiling (except for 2nd & 3rd floors)

1.6.2	Toilets	:	Gypsum Board Tiles

1.7          Spare Duct Space and Equipment Space at Production Block

1.7.1	Spare duct shafts are provided at all service cores for conveying services such as chilled water pipes, cables, fresh and exhaust air ducts, etc.

1.7.2	Provision of equipment plinth is also allowed on the open roof for future installation of clients equipment such as air-conditioning units, cooling towers and other heat rejection machines with the available space.